Exhibit 99.1

eXp Realty Releases Preliminary First-Quarter Business Highlights, Adapts to Near Future Real Estate Environment

BELLINGHAM, Wash. — April 8, 2020 — eXp Realty, the fastest-growing, global residential real estate company and a subsidiary of eXp World Holdings, Inc. (Nasdaq: EXPI), today announced preliminary first-quarter 2020 business highlights and measures to address challenges of the near future real estate environment.

First-quarter 2020 Preliminary Business Highlights (unaudited):

•	The number of agents and brokers on the eXp Realty platform increased 59% to 28,449 at the end of the first quarter of 2020, compared to 17,929 a year ago.
•	Residential transaction sides closed for the first quarter of 2020 increased 73% to more than 38,000, compared to 22,307 during the first quarter of 2019.
•	Residential transaction volume closed for the first quarter of 2020 increased 93% to
•	$11.2 billion, compared to $5.8 billion during the first quarter of 2019.
•	eXp Realty ended the first quarter with a 70 agent Net Promoter Score, which measures agent satisfaction.

April 2020 looks to be on track for year-over-year growth in sales volume and transaction sides, but the company anticipates significantly reduced real estate transactions in future months due to government-mandated protocols and the resulting economic impacts of COVID-19.

eXp Realty’s cloud-based model gives the company a unique and better position than others in the real estate industry saddled with brick-and-mortar offices. The company’s remote-work approach has always enabled the company to quickly adjust to market dynamics, such as the current practice of minimizing person-to-person contact.

“This global health crisis is unlike anything we’ve ever seen in our lifetimes, and our hearts go out to everyone impacted around the world, especially our agents, staff, partners and their families,” said eXp Realty CEO Jason Gesing. “From day one, we have run a lean and agile business so that eXp would be sustainable for the future.

“During the past year we grew headcount to stay ahead of our historic growth curve. While business has gone well through the first quarter of this year, we need to be prepared for challenges that may lie ahead for the entire real estate industry in the near future.”

As a result of the slowing economy, eXp Realty has taken measures to reduce its expenses and realign its operations accordingly. To ensure eXp Realty is here for its agents and staff long into the future, the company has reallocated the following resources:

•	The company has eliminated business travel for all staff.
•	Non-essential, open positions have been put on hold.
•	Contractors have been reduced significantly.
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We are seeing strong interest in VirBELA, an eXp World Holdings company, grow substantially and have shifted a number of eXp Realty staff to work on VirBELA who can make an immediate, positive impact. eXp World Holdings Chief Accounting Officer Alan Goldman will be taking on a new leadership role at VirBELA to help lead the team with the increased demand and opportunities.

•	eXp Realty Founder Glenn Sanford, eXp Realty CEO Jason Gesing, eXp World Holdings CFO Jeff Whiteside and Goldman have taken a significant salary reduction.
•	eXp World Holdings independent board members cash compensation for board service has been reduced significantly.
•	Headcount has been reduced approximately 15 percent across the company.

“Staff departures aren’t easy, but we are doing this with the utmost respect for each and every person. We are grateful for the contributions of those who are leaving us,” said Gesing. “However, we are confident about our business model and these changes are the right thing to do to put eXp on a stronger path to grow when business — and life — returns to normal.”

About eXp Realty

eXp Realty is an eXp World Holdings, Inc. (Nasdaq: EXPI) company. eXp World Holdings also owns VirBELA.

eXp Realty, The Real Estate Cloud Brokerage, is the fastest-growing, global residential real estate company with more than 28,000 agents in the United States, Canada, the United Kingdom and Australia. As a subsidiary of a publicly traded company, eXp Realty uniquely offers real estate professionals within its ranks opportunities to earn eXp World Holdings stock for production and contributions to overall company growth.

VirBELA is an immersive technology platform for business, events and education. Its modern, cloud-based environment provides a virtual experience for workers, attendees, students and more to communicate, collaborate, meet and socialize. For more information, visit the company’s website at virbela.com.

For more information, visit the company’s website at www.expworldholdings.com.

Media Relations Contact:

Cynthia Nowak

Vice president, marketing and communications, eXp World Holdings 360.419.5285 ext. 116

cynthia.nowak@exprealty.net

Investor Relations Contact:

Raymond “RJ” Jones

Executive Vice President, finance and growth, eXp World Holdings 360.761.4393

investors@expworldholdings.com